Filed Pursuant to Rule 433
Registration No. 333-157777
Medtronic, Inc.
Pricing Term Sheet
March 10, 2011
2.625% Senior Notes due 2016
4.125% Senior Notes due 2021

Issuer:	Medtronic, Inc.
Trade Date:	March 10, 2011
Settlement Date:	T+3; March 15, 2011
Denominations:	$2,000 x 1,000
Joint Bookrunners:	Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc.
Principal Amount:	US $500,000,000	US $500,000,000
Title:	2016 Note	2021 Note
Security Type:	Senior Note	Senior Note
Maturity:	March 15, 2016	March 15, 2021
Coupon:	2.625%	4.125%
Price to Public:	99.549%	99.457%
Yield to Maturity:	2.722%	4.192%
Spread to Benchmark Treasury:	T + 65 basis points	T + 80 basis points
Benchmark Treasury:	UST 2.125% due 2/29/16	UST 3.625% due 2/15/21
Benchmark Treasury Spot and Yield:	100-08, 2.072%	101-30+, 3.392%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2011	March 15 and September 15, commencing September 15, 2011
Optional Redemption:	The issuer may redeem the 2016 Notes in whole or in part, at any time, at a redemption price equal to the greater of:	The issuer may redeem the 2021 Notes in whole or in part, at any time prior to December 15, 2020 (three months prior to their maturity date), at a redemption price equal to the greater of:
	(i) 100% of the principal amount of the 2016 Notes being redeemed; and	(i) 100% of the principal amount of the 2021 Notes being redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2016 Notes to be redeemed (excluding any portion of such payments of interest accrued and paid as of the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, as described in the preliminary prospectus supplement, plus 10 basis points,

(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2021 Notes to be redeemed (excluding any portion of such payments of interest accrued and paid as of the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, as described in the preliminary prospectus supplement, plus 15 basis points,

	plus, in each case, accrued and unpaid interest to the date of redemption.	plus, in each case, accrued and unpaid interest to the date of redemption.
In addition, at any time on and after December 15, 2020 (three months prior to their maturity date), we may at our option redeem the 2021 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2021 Notes being redeemed, plus accrued and unpaid interest to the date of redemption.
CUSIP:	585055 AU0	585055 AV8
ISIN:	US585055AU08	US585055AV80
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322 or RBS Securities Inc. toll-free at 1-866-884-2071.
This pricing term sheet supplements the preliminary form of prospectus supplement issued by Medtronic, Inc. on March 10, 2011 relating to its Prospectus dated March 9, 2009.
Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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